Exhibit 99.2

Royalton LLC and Morgans
Holdings LLC

Combined Financial Statements
Year Ended December 31, 2010 and Three Months Ended
March 31, 2011 and 2010 (unaudited)

The report accompanying these financial statements was issued by BDO USA, LLP, a Delaware limited liability partnership and the U.S. member of BDO International Limited, a UK company limited by guarantee.

Royalton LLC and Morgans Holdings LLC
Combined Financial Statements

Year Ended December 31, 2010 and Three Months Ended
March 31, 2011 and 2010 (unaudited)

Tel:	212-885-8000	BDO
Fax:	212-697-1299	100 Park Avenue
www.bdo.com		New York, NY 10017
USA

Report of Independent Registered Accounting Firm
To the Member of
Royalton LLC and Morgans Holdings LLC:

We have audited the accompanying combined balance sheet of Royalton LLC and Morgans Holdings LLC (the “Company”), a Delaware limited company, as of December 31, 2010 and the related combined statements of operations, changes in member's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Royalton LLC and Morgans Holdings LLC at December 31, 2010, and the combined results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
We have also reviewed the accompanying balance sheets of Royalton LLC and Morgans Holdings LLC (the “Company”), a Delaware limited company, as of March 31, 2011 and 2010 and the related statements of operations and cash flows for the three month periods then ended, in accordance with the Statements on Standards for Accounting and Review issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the Company's management.
A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.
/s/ BDO USA, LLP
August 25, 2011

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.
BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Royalton LLC and Morgans Holdings LLC

Combined Balance Sheets
(in thousands)

	December 31, 2010	March 31, 2011 (unaudited)
Assets
Property and equipment, net	$98,852	$97,148
Cash and cash equivalents	231	254
Accounts receivable, net	1,361	992
Related party receivables	838	1,171
Prepaid expenses and other assets	2,455	1,682
Total assets	$103,737	$101,247

Liabilities and Member's Equity
Liabilities:
Accounts payable and accrued liabilities	$2,373	$2,539
Related party payables	4,441	4,531
Total liabilities	6,814	7,070
Commitments and contingencies
Member's equity	96,923	94,177
Total liabilities and member's equity	$103,737	$101,247

See accompanying notes to combined financial statements.

Royalton LLC and Morgans Holdings LLC

Combined Statements of Operations
(in thousands)

	Year ended December 31, 2010	Three months ended March 31, 2011 (unaudited)	Three months ended March 31, 2010 (unaudited)
Revenues:
Rooms	$25,719	$4,992	$5,069
Food and beverage	5,012	1,225	1,402
Other hotel	1,409	354	346
Total revenues	32,140	6,571	6,817

Operating costs and expenses:
Rooms	9,586	2,446	2,363
Food and beverage	6,363	1,592	1,593
Other departmental	398	108	96
Management fee	1,261	254	267
Hotel selling, general and administrative	5,310	1,435	1,338
Repairs and maintenance	1,989	446	476
Energy	1,236	315	295
Property taxes, insurance and other	3,341	736	870
Depreciation and amortization	7,734	1,978	1,910
Restructuring, development and disposal costs	260	7	—
Total operating costs and expenses	37,478	9,317	9,208
Operating loss	(5,338)	(2,746)	(2,391)
Non-operating expense	10	—	19
Net loss	$(5,348)	$(2,746)	$(2,410)

See accompanying notes to combined financial statements.

Royalton LLC and Morgans Holdings LLC

Combined Statement of Changes in Member's Equity
(in thousands)

Year ended December 31, 2010	Member's Equity
Balance, December 31, 2009	$91,916
Contributions	10,355
Net loss	(5,348)
Balance, December 31, 2010	$96,923

See accompanying notes to combined financial statements.

Royalton LLC and Morgans Holdings LLC

Combined Statements of Cash Flows
(in thousands)

	Year ended December 31, 2010	Three months ended March 31, 2011 (unaudited)	Three months ended March 31, 2010 (unaudited)
Cash flows from operating activities:
Net loss	$(5,348)	$(2,746)	$(2,410)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	7,734	1,978	1,910
Changes in assets and liabilities:
Accounts receivable	(18)	369	311
Related party receivables	(720)	(333)	24
Prepaid expenses and other assets	(82)	773	819
Accounts payable and accrued liabilities	18	166	338
Related party payables	730	90	(522)
Net cash provided by operating activities	2,314	297	470
Cash flows from investing activities:
Additions to property and equipment	(2,346)	(274)	(163)
Net cash used in investing activities	(2,346)	(274)	(163)
Net (decrease) increase in cash and cash equivalents	(32)	23	307
Cash and cash equivalents, beginning of period	263	231	263
Cash and cash equivalents, end of period	$231	$254	$570
Non cash financing activities are as follows:
Conversion of related party payables to equity	$10,355	$—	$—

See accompanying notes to combined financial statements.

Royalton LLC and Morgans Holdings LLC

Notes to Combined Financial Statements

Year Ended December 31, 2010 and Three Months Ended
March 31, 2011 and 2010 (unaudited)

1.    Organization and Business

Royalton LLC (“Royalton”), a Delaware limited liability company that was formed in March 1996, and Morgans Holding LLC (“Morgans”), a Delaware limited liability company that was formed in July 1998, are both wholly-owned subsidiaries of Morgans Hotel Group Co. (“MHG”), a publicly-held company.

Royalton owns the Royalton Hotel in New York, New York, which has 168 rooms and food and beverage operations. Morgans owns the Morgans Hotel in New York, New York, which has 114 rooms.

The combined financial statements include the results of the operations of Morgans and Royalton (collectively, the “Company”).

2.    Summary of Significant Accounting Policies

Basis of Presentation

The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany balances and transactions have been eliminated in combination. The Company's management has performed a review of subsequent events through August 25, 2011, the date the financial statements were issued.

The combined financial statements for the three months ended March 31, 2011 and 2010 have been prepared in accordance with GAAP for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The information furnished in the combined financial statements for the three months ended March 31, 2011 and 2010 reflects all adjustments that, in the opinion of management, are necessary for a fair presentation of the aforementioned combined financial statements for the interim periods. Operating results for the three months ended March 31, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Royalton LLC and Morgans Holdings LLC

Notes to Combined Financial Statements

Year Ended December 31, 2010 and Three Months Ended
March 31, 2011 and 2010 (unaudited)

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with maturities of three months or less from the date of purchase.

Accounts Receivable

Accounts receivable are carried at their estimated recoverable amount, net of allowances. Management provides for the allowance based on a percentage of aged receivables and assesses accounts receivable on a periodic basis to determine if any additional amounts will potentially be uncollectible. After all attempts to collect accounts receivable are exhausted, the uncollectible balances are written off against the allowance. The allowance for doubtful accounts is immaterial for all periods presented.

Property and Equipment

Building and building improvements are depreciated on a straight-line method over their estimated useful life of 39.5 years. Furniture, fixtures and equipment are depreciated on a straight-line method using 5 years.

Cost of significant improvements, including real estate taxes, insurance, and interest, during the construction periods are capitalized.

Impairment of Long-Lived Assets

In accordance with Accounting Standards Codification (“ASC”) 360-10, “Property, Plant and Equipment” (“ASC 360-10”), long-lived assets currently in use are reviewed periodically for possible impairment and will be written down to fair value if considered impaired. Long-lived assets to be disposed of are written down to the lower of cost or fair value less the estimated cost to sell. The Company reviews its long-lived assets for impairment at least annually or when specific triggering events occur, as required by ASC 360-10.

The Company evaluates the recoverability of its long-lived assets by comparing the respective carrying values of the assets to the current and expected future cash flows, on an undiscounted basis, to be generated for such assets. When events or changes in circumstances indicate that an asset's carrying value may not be recoverable, the Company determines the impairment charge by referring to the asset's estimated future cash flows. In this analysis of fair values, the Company uses discounted cash flow analysis to estimate the fair value of the property taking into account expected cash flow from operations, holding period and net proceeds from disposition of the property. The factors the Company addresses in determining estimated net proceeds from disposition include anticipated operating cash flow in the year of disposition, terminal

Royalton LLC and Morgans Holdings LLC

Notes to Combined Financial Statements

Year Ended December 31, 2010 and Three Months Ended
March 31, 2011 and 2010 (unaudited)

capitalization rate and selling price per room. There were no impairment write-downs during the year ended December 31, 2010 or the three months ended March 31, 2011 and 2010, respectively.

Revenue Recognition

Revenues are derived from lodging, food and beverage and related services provided to hotel customers such as telephone, minibar and rental income from tenants. Revenues are recognized when the amounts are earned and can be reasonably estimated. These revenues are recorded net of taxes collected from customers and remitted to government authorities and are recognized as the related services are delivered. Rental revenue includes the base rent recorded on a straight-line basis over the term of the related lease agreement.

Concentration of Credit Risk

The Company places its temporary cash investments in high credit financial instruments. However, a portion of temporary cash investments may exceed FDIC insured levels from time to time. The Company has never experienced any losses related to these balances. All of the Company's noninterest-bearing cash balances are fully insured at March 31, 2011 and December 31, 2010 due to a temporary Federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and the Company's noninterest-bearing cash balances may again exceed Federally insured limits.

Advertising and Promotion Costs

Advertising and promotion costs are expensed as incurred and are included in hotel selling, general and administrative expenses in the accompanying combined statements of operations. These costs amounted to approximately $1.5 million for the year ended December 31, 2010 and approximately $.5 million and $.4 million for the three months ended March 31, 2011 and 2010, respectively.

Income Taxes

The Company is a limited liability company, which is treated similarly to partnerships for tax reporting purposes. Accordingly, Federal, state and local income taxes have not been provided for in the accompanying combined financial statements, as the member is responsible for reporting its allocable share of the Company's income, gains, deductions, losses and credits on its individual income tax returns.

Royalton LLC and Morgans Holdings LLC

Notes to Combined Financial Statements

Year Ended December 31, 2010 and Three Months Ended
March 31, 2011 and 2010 (unaudited)

The Company has not identified any unsubstantiated tax position that would require provision of a liability under ASC 740-10, “Income Taxes”. The Company's tax returns for the years 2009, 2008, 2007 and 2006 are consolidated with its parent company and are subject to review by the Internal Revenue Service.

Fair Value of Financial Instruments

ASC 820-10, “Fair Value Measurements and Disclosures” (“ASC 820-10”), defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820-10 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.
ASC 820-10 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC 820-10 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which is typically based on an entity's own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Certain of the Company's assets and liabilities meet the definition of financial instruments in accordance with ASC 820. Management believes the carrying amounts of these financial instruments approximates their fair value at March 31, 2011 and December 31, 2010 due to the short-term maturity of these items.

Royalton LLC and Morgans Holdings LLC

Notes to Combined Financial Statements

Year Ended December 31, 2010 and Three Months Ended
March 31, 2011 and 2010 (unaudited)

3.    Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	As of December 31, 2010	As of March 31, 2011 (unaudited)
Land	$20,544	$20,544
Building and building improvements	97,505	97,510
Furniture, fixtures and equipment	23,568	23,837
Total	141,617	141,891
Less: accumulated depreciation	(42,765)	(44,743)
Property and equipment, net	$98,852	$97,148

4.    Related Party Transactions

Morgans Hotel Group Management LLC (“MHGM”), an affiliate of MHG, charges a management fee to the hotels equal to 4% of gross revenues, as defined. Management fees incurred in 2010 amounted to approximately $1.3 million and approximately $.3 million and $.3 million for the three months ended March 31, 2011 and 2010, respectively.

MHGM, under the management contract, is also entitled to reimbursements of allocable chain services, which currently equal 2.5% of gross revenues. The chain reimbursements in 2010 amounted to approximately $.8 million and $.2 million and $.2 million for the three months ended March 31, 2011 and 2010, respectively and are included in the hotel selling, general and administrative expenses in the accompanying combined statement of operations.

MHG sweeps available excess cash to a corporate cash account and releases funds as they are needed by the Company. Included in related party payable is approximately $4.1 million and $3.9 million as of March 31, 2011 and December 31, 2010, respectively, related to this cash management system. In January 2010, MHG forgave approximately $10.3 million of these related party payables, which was recorded as a non cash equity contribution on the books of the Royalton hotel.

At March 31, 2011 and December 31, 2010, the Company had $1.2 million and $.8 million, respectively, of receivables from certain affiliates included in related party receivables.

Royalton LLC and Morgans Holdings LLC

Notes to Combined Financial Statements

Year Ended December 31, 2010 and Three Months Ended
March 31, 2011 and 2010 (unaudited)

At March 31, 2011 and December 31, 2010, the Company had $.4 million and $.5 million, respectively, of payables to certain affiliates included in related party payables.

Morgans leases space to SC Madison LLC (“SC Madison”), an affiliate of MHG, that runs the food and beverage operations at the Morgans hotel.

Future minimum lease payments due to the Company under this lease as of December 31, 2010 are as follows (in thousands):

2011	$279
2012	279
2013	279
2014	279
2015	279
Thereafter	418
Total	$1,813

Future minimum lease payments do not include amounts for renewal periods or amounts that may be paid for percentage rent, real estate taxes and other operating costs.

5. Commitments and Contingencies

Revolving Credit Facility

MHG has a revolving credit facility which is secured by the mortgages of Royalton and Morgans and Delano South Beach, another of MHG's wholly-owned hotels. Total availability under the revolving credit facility as of December 31, 2010 was $117.4 million, of which the outstanding principal balance was $26 million, and approximately $2.0 million of letters of credit were posted, all allocated to the tranche secured by Delano South Beach. Total availability under the revolving credit facility as of March 31, 2011 was $116.4 million, of which the outstanding principal balance was $37.7 million, and approximately $1.2 million of letters of credit were posted, all allocated to the tranche secured by Delano South Beach.

Litigation

The Company is involved in various lawsuits and administrative action in the normal course of business. In management's opinion, disposition of these lawsuits is not expected to have a material adverse effect on the Company's business, operating results or financial condition.

Royalton LLC and Morgans Holdings LLC

Notes to Combined Financial Statements

Year Ended December 31, 2010 and Three Months Ended
March 31, 2011 and 2010 (unaudited)

Environmental

As a holder of real estate, the Company is subject to various environmental laws of Federal and local governments. Compliance by the Company with existing laws has not had an adverse effect on the Company and management does not believe that it will have a material adverse impact in the future. However, the Company cannot predict the impact of new or changed laws or regulations on its current investment or on investments that may be made in the future.

Multi-employer Retirement Plan

The Company's employees are subject to collective bargaining agreements. The Company is a participant, through these collective bargaining agreements, in multi‑employer defined contribution retirement plans in New York. Plan contributions are based on a percentage of employee wages, according to the provisions of the various labor contracts. The Company's contributions to the multi‑employer retirement plans relating to Royalton and Morgans employees amounted to approximately $.4 million for the year ended December 31, 2010 and $.1 million and $.1 million for the three months ended March 31, 2011 and 2010, respectively, for these plans. Under the Employee Retirement Income Security Act of 1974, as amended by the Multiemployer Pension Plan Amendments Act of 1980, an employer is liable upon withdrawal from or termination of a multi-employer plan for its proportionate share of the plan's unfunded vested benefits liability. Based on information provided by the administrators of the majority of these multi-employer plans, the Company does not believe there is any significant amount of unfunded vested liability under these plans.

6. Subsequent Event

On May 23, 2011, MHG sold the Royalton and Morgans for $140 million to an affiliate of FelCor Lodging Trust, Incorporated. MHGM will continue to operate the hotels under 15-year management agreements with one 10-year extension option. MHG used the portion of the proceeds to retire its revolving credit facility. The hotels, along with the Delano hotel, were collateral for the revolving credit facility, which terminated upon the sale of the properties.